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                                                                     EXHIBIT 5.1


           [LETTERHEAD OF FRESHMAN, MARANTZ, ORLANSKI, COOPER & KLEIN]

                                October 22, 1998


BNC Mortgage, Inc.
1063 McGaw Avenue
Irvine, California  92614

    RE:  REGISTRATION ON FORM S-8
         1997 STOCK OPTION, DEFERRED STOCK AND RESTRICTED STOCK PLAN
         -----------------------------------------------------------


Ladies and Gentlemen:

As counsel for BNC Mortgage, Inc. (the "Company"), we have participated in the preparation of the Registration Statement which is to be filed on Form S-8 under the Securities Act of 1933, as amended, relating to the offering of up to 800,000 shares of the Company's Common Stock (the "Shares") issuable upon the exercise of stock options or awards granted or to be granted to certain employees, officers, directors, consultants and advisors of the Company pursuant to the 1997 Stock Option, Deferred Stock and Restricted Stock Plan (the "Plan").

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For purposes of this opinion, we have examined such matters of law and originals, or copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have relied upon certificates of public officials and certificates of officers of the Company for the accuracy of material, factual matters contained therein which were not independently established.

Based upon the foregoing and all other instruments, documents and matters examined for the rendering of this opinion, it is our opinion that, when issued pursuant to the exercise of options under the Plan, as contemplated in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or jurisdiction other than federal securities laws and the substantive laws of the States of California and Delaware. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.
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We consent to the filing of this opinion as an exhibit to the Registration
Statement.

By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                               Very truly yours,

                               /s/ Freshman, Marantz, Orlanski, Cooper & Klein


                               FRESHMAN, MARANTZ, ORLANSKI, COOPER & KLEIN a professional corporation



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